Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of
The Dreyfus/Laurel Funds, Inc.:

With respect to Dreyfus Opportunistic Emerging Markets Debt Fund (a series of The Dreyfus/Laurel Funds, Inc.) filing on Form N-1A included herein, we consent to the reference to our firm name under the heading “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information.

KPMG LLP/s/

New York, New York
June 11, 2013